UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2022

Schrödinger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39206	95-4284541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, 24th Floor New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 295-5800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SDGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2022, following the previously disclosed retirement of Joel Lebowitz as Chief Financial Officer and Treasurer of Schrödinger, Inc. (the “Company”), the Company entered into a transition, separation and release of claims agreement (the “Transition Agreement”) with Mr. Lebowitz, which confirms the terms of his retirement from the Company, effective as of February 28, 2022 (the “Separation Date”).

Pursuant to the Transition Agreement, Mr. Lebowitz is entitled to receive the following payments and benefits: (i) salary continuation payments of his monthly base salary, commencing on the first payroll period occurring on or after the day immediately following the Revocation Period (as defined below), and continuing for nine months thereafter, less all applicable taxes and withholdings; (ii) payment on Mr. Lebowitz’s behalf of the portion of the premiums that the Company pays on behalf of other active, similarly-situated employees for group health and/or dental insurance coverage under COBRA, if Mr. Lebowitz timely elects to receive such coverage, until the earlier of 18 months following the Separation Date or the date on which Mr. Lebowitz becomes eligible to receive group health insurance coverage through another employer; and (iii) certain equipment previously provided to Mr. Lebowitz in connection with his employment for use in his home office; provided, in each case, that Mr. Lebowitz does not revoke the Transition Agreement during the seven-day period following his signing of the Transition Agreement (such seven-day period, the “Revocation Period”) and complies with his obligations under the Transition Agreement and his continuing obligations under the Employment Agreement (as defined below).

The Transition Agreement also provides for, among other things, a release of claims by Mr. Lebowitz, non-disclosure and non-disparagement obligations applicable to Mr. Lebowitz and non-disparagement obligations applicable to the Company. In addition, the Transition Agreement provides that the confidentiality, assignment of inventions, non-competition and non-solicitation provisions of the Employment Agreement, dated as of November 14, 2018 (the “Employment Agreement”), between the Company and Mr. Lebowitz remain in effect in accordance with their terms and further extends the non-competition provision of the Employment Agreement for a period of nine months following the Separation Date.

On February 28, 2022, the Company and Mr. Lebowitz also entered into a consulting agreement (the “Consulting Agreement”), to be effective on the day immediately following the Separation Date, pursuant to which Mr. Lebowitz has agreed to provide financial consulting and advisory services to the Company. In consideration for such services, the Company has agreed to pay Mr. Lebowitz monthly consulting fees of $3,500 for up to ten hours of services performed and an additional $350 per hour for each hour of service performed in excess of ten hours in any given month, subject to certain limitations. In addition, for so long as Mr. Lebowitz is providing services to the Company pursuant to the Consulting Agreement, the outstanding stock options previously granted to Mr. Lebowitz by the Company will continue to vest and become exercisable in accordance with the applicable equity plans and stock option agreements and any vested stock options will be exercisable until the earlier of the original expiration of such stock option or the date that is nine months following the cessation of services provided by Mr. Lebowitz pursuant to the Consulting Agreement; provided, in each case, that Mr. Lebowitz does not revoke the Transition Agreement during the Revocation Period and complies with his obligations under the Transition Agreement and his continuing obligations under the Employment Agreement.

The Consulting Agreement automatically terminates (i) three months after its effective date, unless extended or earlier terminated by mutual agreement of the parties or (ii) upon a revocation of Mr. Lebowitz’s release of claims in favor of the Company. In addition, either the Company or Mr. Lebowitz may terminate the Consulting Agreement upon a material breach by the other party of the Consulting Agreement or the Transition Agreement if such breach remains uncured following ten days written notice.

The foregoing descriptions of the Transition Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Transition Agreement and the Consulting Agreement, respectively, copies of which are attached as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

10.1	Transition, Separation and Release of Claims Agreement, dated as of February 28, 2022, by and between Schrödinger, Inc. and Joel Lebowitz.

10.2	Consulting Agreement, dated as of February 28, 2022, by and between Schrödinger, Inc. and Joel Lebowitz.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schrödinger, Inc.

Date: March 2, 2022	By:	/s/ Yvonne Tran
Yvonne Tran
Chief Legal Officer and Corporate Secretary